Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252698

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 25, 2021)

Up to 116,237,007 Shares of Common Stock
Up to 12,500,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates and supplements the prospectus dated March 25, 2021 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1, as amended (Registration No. 333-252698) filed by BTRS Holdings Inc. (“Billtrust”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2021 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 12,500,000 shares of our Class 1 common stock, $0.0001 par value per share (“Common Stock”), that are issuable upon the exercise of 12,500,000 warrants (the “Warrants”) originally issued in the initial public offering of South Mountain Merger Corp. (“SMMC”) by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 116,237,007 shares of Common Stock, including up to 9,259,666 shares of Common Stock issuable as Earnout Shares (as defined in the Prospectus) and up to 6,537,735 shares that are convertible from Class 2 common stock, par value $0.0001 per share (“Class 2 Common Stock”). We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “BTRS.” and our Warrants are currently listed on The Nasdaq Capital Market under the symbol “BTRSW.” On December 20, 2021, the closing price of our Common Stock was $7.55 and the closing price for our Warrants was $2.05.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021

BTRS HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38947	83-3780685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1009 Lenox Drive, Suite 101 Lawrenceville, New Jersey	08648
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 235-1010

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 1 Common Stock, par value $0.0001 per share	BTRS	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Class 1 Common Stock at an exercise price of $11.50 per share	BTRSW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

On December 21, 2021, BTRS Holdings Inc. (the “Company”) issued a press release announcing the closing of (i) the Company’s previously announced offer to each holder of the Company’s outstanding warrants, each whole warrant exercisable for one share of Class 1 Common Stock, par value $0.0001 per share (“Common Stock”), of the Company, at an exercise price of $11.50 per share (the “Warrants”) the opportunity to receive 0.30 shares of Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Exchange Offer”) and (ii) the Company’s solicitation of consents from holders of the Warrants to amend the Warrant Agreement, dated as of June 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company, which governs all of the Warrants (the “Consent Solicitation”). At closing, the Company issued 3,715,441 shares of Common Stock in exchange for the Warrants tendered in the Exchange Offer.

A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of BTRS Holdings Inc., dated December 21, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2021	BTRS HOLDINGS INC.

	By:	/s/ Mark Shifke
Name: Mark Shifke Title: Chief Financial Officer

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Exhibit 99.1

BTRS Holdings Inc. Announces Completion of Exchange Offer and Consent Solicitation

LAWRENCEVILLE, NJ, — (BUSINESS WIRE) Dec. 21, 2021 — BTRS Holdings Inc. (“Billtrust” or the “Company”) (NASDAQ: BTRS), a B2B accounts receivable (AR) automation and integrated payments leader, today announced the closing of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants, each whole warrant exercisable for one share of Class 1 Common Stock, $0.0001 par value per share (“Common Stock”), of the Company, at an exercise price of $11.50 per share (the “Warrants”). The Company issued 3,715,441 shares of Common Stock in exchange for the Warrants tendered in the Offer.

Also, as previously announced, the Company and Continental Stock Transfer & Trust Company entered into the Warrant Amendment, dated December 17, 2021. Pursuant to the Warrant Amendment, the Company exercised its right to exchange all remaining outstanding Warrants for shares of Common Stock in accordance with the terms of the Warrant Amendment, and has fixed December 31, 2021 as the exchange date. Following such exchange, no Warrants will remain outstanding.

The Company engaged BofA Securities, Inc. as the Dealer Manager for the Offer and Consent Solicitation. D.F. King & Co., Inc. served as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company served as the Exchange Agent.

About Billtrust

Billtrust (NASDAQ: BTRS) is a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper based. Billtrust is at the forefront of the digital transformation of accounts receivable, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoice delivery, payments and remittance capture, cash application and collections.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements.” Forward-looking statements may be identified by the use of words such as “will,” “expect,” or other similar expressions that predict or indicate future events that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Billtrust’s acceptance of all validly tendered Warrants for exchange of shares of Common Stock in the Offer and settlement thereof and the subsequent exercise of Billtrust’s right to exchange the remaining Warrants pursuant to the Warrant Amendment. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Billtrust’s management and are not predictions of actual performance.  These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.  Actual events and circumstances are difficult or impossible to predict and may differ from assumptions.  Many actual events and circumstances are beyond the control of Billtrust.  These forward-looking statements are subject to a number of risks and uncertainties, including Billtrust’s ability to successfully exchange the remaining Warrants pursuant to the Warrant Amendment; Billtrust’s ability to attract and retain customers and expand customers’ use of Billtrust’s services; market, financial, political and legal conditions; the impact of the COVID-19 pandemic on Billtrust’s business and the global economy; risks relating to the uncertainty of the projected financial and operating information with respect to Billtrust; risks related to future market adoption of Billtrust’s offerings; risks related to Billtrust’s marketing and growth strategies; risks related to expanding Billtrust's operations outside the United States; risks related to Billtrust's ability to acquire or invest in businesses, products, or technologies that may complement or expand its products or platforms, enhance its technical capabilities, or otherwise offer growth opportunities; the effects of competition on Billtrust’s future business; and the risks discussed in Billtrust’s Prospectus/Exchange Offer filed with the SEC on December 16, 2021, under the heading “Risk Factors” and other documents of Billtrust filed, or to be filed, with the SEC.  If any of these risks materialize or any of Billtrust’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.  There may be additional risks that Billtrust presently does not know of or that Billtrust currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.  In addition, forward-looking statements reflect Billtrust’s expectations, plans or forecasts of future events and views as of the date of this press release.  Billtrust anticipates that subsequent events and developments will cause Billtrust’s assessments to change.  However, while Billtrust may elect to update these forward-looking statements at some point in the future, Billtrust specifically disclaims any obligation to do so, except as may be required by law.  These forward-looking statements should not be relied upon as representing Billtrust’s assessments as of any date subsequent to the date of this press release.  Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Contact:
John T. Williams
IR@billtrust.com

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